Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation our report dated September 30, 2024, relating to the consolidated financial statements of JAJI Global Incorporation, and its subsidiaries (the “Group”) as of December 31, 2023 and 2022, and for each of the two years ended December 31, 2023, in which our report expresses an unqualified opinion, with the emphasis of matter of adoption of new accounting standards, appearing in this Registration Statement on Form F-1 of the Group.

/s/ Yu Certified Public Accountant, P.C.

New York, New York

February 27, 2025